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Exhibit 8.1
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                   [Letterhead of Willkie Farr and Gallagher]

Globalstar Telecommunications Limited
Cedar House
41 Cedar Avenue
Hamilton HM 12
Bermuda


April 5, 1999

Ladies and Gentlemen:

     We have acted as counsel to Globalstar Telecommunications Limited, a Bermuda company (the "Company"), in connection with its registration for resale of $4,000,000 Convertible Redeemable Preferred Stock due 2011 (the "Preferred Stock"), and the shares of Common Stock, $1.00 par value ("Common Stock"), issuable upon conversion thereof (the "Common Shares"), and the resale by Quantum Industrial Partners LDC, Quantum Partners LDC and Quantum Strategic Partners LDC of 8,400,000 shares of the Company's Common Stock (the "Quantum Shares") as described in the Company's Prospectus (the "Prospectus") contained in the Form S-3 Registration Statement (the "Registration Statement"), filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

     For the purposes of this opinion, we have been supplied with and reviewed a copy of the Registration Statement, and have relied upon the Memorandum of Association and Bye-Laws of the Company and such other documents, certificates and records and have made such investigations as we deem necessary or appropriate in order to give the opinion expressed herein.

     In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified copies or photocopies. As to various questions of fact material to such opinions, we have relied upon certificates of officers of the Company and of Globalstar, L.P. and public officials.

     Based upon the foregoing and having regard for such legal questions as we have deemed relevant, it is our opinion that:

     The statements set forth in the Prospectus under "Taxation--United States Tax Considerations", insofar as such statements constitute a summary of the legal matters, documents or proceedings referred to therein relating to the laws of the United States fairly present the information referred to therein with respect to such legal matters, documents and proceedings and the statements set forth under the heading "Description of

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Preferred Stock" in the Prospectus, insofar as such statements purport to summarize provisions of the Securities and Indenture, provide a fair summary of such provisions.

We call to your attention that we are members of the Bar of the State of New York and do not purport to be experts in, or to render any opinions with respect to, the laws of jurisdictions other than the State of New York, except for the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Us in the Prospectus included as part of the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Willkie Farr & Gallagher






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